Exhibit 15.2

[Letterhead of King & Wood Mallesons]

April 30, 2015

Perfect World Co., Ltd.

Perfect World Plaza, Tower 306, 86 Beiyuan Road,

Chaoyang District

Beijing 100101,

The People’s Republic of China

Dear Sirs:

We have acted as legal advisors as to the People’s Republic of China law to Perfect World Co., Ltd., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended December 31, 2014 (the “Annual Report”).

We hereby consent to the reference of our firm under the headings “Item 3 Key Information—D. Risk Factors” and “Item 4. Information on the Company—B. Business Overview—Government Regulations” in the Annual Report and further consent to the incorporation by reference into the Registration Statements on Form S-8 (No. 333-169333, No. 333-169332, No. 333-161193 and No. 333-146562) of Perfect World Co., Ltd. of the summary of our opinion under the headings “Item 3 Key Information—D. Risk Factors” and “Item 4. Information on the Company—B. Business Overview—Government Regulations” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely,

/s/ King & Wood Mallesons
King & Wood Mallesons